Exhibit 10.7

NOVARAY MEDICAL, INC.

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is entered into as of March 11, 2010 by and between NovaRay Medical, Inc., a Delaware corporation (the “Company”), and VISION CAPITAL ADVANTAGE FUND, L.P.. (the “Series B Preferred Stockholder”).

R E C I T A L S

A. The Company, through its Board of Directors, has decided to authorize and issue a new series of stock to be designated Series B-1 Preferred Stock of the Company (“Series B-1 Preferred Stock”).

B. The Company, through its Board of Directors, has decided to offer the Series B Preferred Stockholder the right to exchange each whole share of Series B Preferred Stock of the Company (“Series B Preferred Stock”) for one (1) whole share of Series B-1 Preferred Stock.

C. The rights of the Series B-1 Preferred Stock shall be as set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Preferred Stock of the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

A G R E E M E N T

1. Exchange of Series B Preferred Stock for Series B-1 Preferred Stock. Upon the terms and subject to the conditions hereof, the Series B Preferred Stockholder and the Company hereby exchange each share of Series B Preferred Stock held by such Series B Preferred Stockholder for one (1) share of Series B-1 Preferred Stock. No fractional shares of Series B-1 Preferred Stock shall be issued. To the extent the Series B Preferred Stockholder has any rights under the Series B Convertible Participating Preferred Stock and Warrant Purchase Agreement dated as of October 27, 2009 with respect to the Series B Preferred Stock, such rights shall hereafter apply mutatis mutandis with respect to the Series B-1 Preferred Stock.

2. Representations and Warranties of the Company. The Company represents and warrants to the Series B Preferred Stockholder that (a) the shares of Series B-1 Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and (b) this Agreement has been duly authorized, executed and delivered by the Company, and this Agreement constitutes the valid and legally binding obligation of the Company.

3. Investment Representations.

3.1 This Agreement is made in reliance upon the Series B Preferred Stockholder’s representation to the Company, which by acceptance hereof the Series B Preferred

Stockholder hereby confirms, that the shares of Series B-1 Preferred Stock to be received by the Series B Preferred Stockholder will be acquired for investment for the own account of the Series B Preferred Stockholder, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Series B Preferred Stockholder has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of the property of the Series B Preferred Stockholder shall at all times be within the control of the Series B Preferred Stockholder.

3.2 The Series B Preferred Stockholder understands that the Series B-1 Preferred Stock is not registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act pursuant to Section 4(2) and 3(a)(9) thereof, and that the Company’s reliance on such exemption is predicated on the Series B Preferred Stockholder’s representations set forth herein. The Series B Preferred Stockholder realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Series B Preferred Stockholder has in mind merely acquiring shares of the Series B-1 Preferred Stock for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Series B Preferred Stockholder does not have any such intention.

3.3 The Series B Preferred Stockholder understands that the Series B-1 Preferred Stock may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Series B-1 Preferred Stock or an available exemption from registration under the 1933 Act, the Series B-1 Preferred Stock must be held indefinitely. In particular, the Series B Preferred Stockholder is aware that the Stock may not be sold pursuant to Rule 144 (“Rule 144”) or Rule 701 (collectively, the “Rules”) promulgated under the 1933 Act unless all of the conditions of the applicable Rules are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. The Series B Preferred Stockholder represents that, in the absence of an effective registration statement covering the Series B-1 Preferred Stock, the Series B Preferred Stockholder will sell, transfer, or otherwise dispose of the Series B-1 Preferred Stock only in a manner consistent with the representations set forth herein and then only in accordance with the provisions of Section 3.4.

3.4 The Series B Preferred Stockholder agrees that in no event will the Series B Preferred Stockholder make a transfer or disposition of any of the Series B-1 Preferred Stock (other than pursuant to an effective registration statement under the 1933 Act), unless and until (i) the Series B Preferred Stockholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition, and (ii) if requested by the Company, at the expense of the Series B Preferred Stockholder or transferee, the Series B Preferred Stockholder shall have furnished to the Company either (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer may be made without registration under the 1933 Act or (B) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto. The Company will not require such a legal opinion or “no action” letter in any transaction in compliance with Rule 144.

3.5 The Series B Preferred Stockholder either (A) is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, or (B) (i) certifies that such Series B Preferred Stockholder is not a “U.S. person” within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and that such Series B Preferred Stockholder is not acquiring the Series B-1 Preferred Stock for the account or benefit of any such U.S. person, (ii) agrees to resell the Series B-1 Preferred Stock only in accordance with the provisions of such Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to the Series B-1 Preferred Stock unless in compliance with the 1933 Act, (iii) agrees that any certificates for any securities issued to such Series B Preferred Stockholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of such Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from registration and that hedging transactions involving such Series B-1 Preferred Stock may not be conducted unless in compliance with the 1933 Act, (iv) agrees that the Company is hereby required to refuse to register any transfer of any securities issued to such Series B Preferred Stockholder not made in accordance with the provisions of such Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration.

4. Miscellaneous

4.1 Counterparts Signature; Facsimile Delivery. This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.2 Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

4.4 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.5 Notice. Any notice required to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at the office of the Company at 39655 Eureka Drive, Newark, California 94560, and any notice to be given to the Series B Preferred Stockholder shall be addressed to the Series B Preferred Stockholder at the address given by Series B Preferred Stockholder beneath the signature to this Agreement, or such other address as either party to this Agreement may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

4.6 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. Where the context permits, “Series B Preferred Stockholder” as used in this Agreement shall include Series B Preferred Stockholder’s executor, administrator or other legal representative or the person or persons to whom Series B Preferred Stockholder’s rights pass by will or the applicable laws of descent and distribution.

4.7 California Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NOVARAY MEDICAL, INC. a Delaware corporation

By:	/s/ Marc C. Whyte
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SERIES B PREFERRED STOCKHOLDER:

VISION CAPITAL ADVANTAGE FUND, L.P.

By:	/s/ Adam Benowitz
Title:	Portfolio Manager

Address: